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                                                                  Exhibit 10(a)

                                 SALES AGREEMENT

         THIS AGREEMENT, dated this 7th day of October 1997, and entered into by and between PLASTIPAK PACKAGING, INC., a corporation, having an office at 9135 General Court, Plymouth, Michigan 48170 (hereinafter referred to as "Seller"), and STEARNS & LEHMAN, INC., 30 Paragon Pkwy., Mansfield, Ohio 44903, and/or its successors (hereinafter referred to as"Buyer").

         IN CONSIDERATION of the mutual promises hereinafter set forth, THE PARTIES HERETO AGREE AS FOLLOWS:

         1. Buyer agrees to purchase from Seller its total requirements of 375 ML and 750 ML OPET wine-style containers.

         2. The initial term of this Agreement shall be for three (3) years commencing with the date of first regular production bottle shipments. This Agreement shall be automatically extended on a year-to-year basis unless and/or until terminated by either party sending written notice to the other party, ninety (90) days in advance of the expiration date.

                                ESTIMATED ANNUAL BOTTLE REQUIREMENTS

                           375 ML                            326,000 Annually
                           750 ML                          1,300,000 Annually

         Blowmolds used for the production of Seller's bottles as covered by this Agreement will be at the expense of the Seller, the total cost of $262,192.50 being recovered over three (3) years (to be included in the total delivered price of the bottles). Such molds of the Seller shall be used exclusively for the business of the Buyer during this Agreement unless otherwise approved by the Buyer. Seller agrees to maintain molds during the term of this Agreement and provide reasonable protection against loss due to fire, theft, and similar casualty. Seller will be responsible for providing molds that will produce bottles that meet mutually agreed upon specifications.

         Within ninety (90) days of the end of the initial three-year contract period, the actual number of units purchased is to be reviewed and confirmed by both parties. If the original forecasted volume of 4,878,000 bottles (the above estimated annual bottle requirements for both 375 ml and 750 ml bottles taken over the initial three year period) has not been purchased, Buyer agrees to pay Seller in full for the total unrecovered cost of the molds stated above (due to the purchase shortfall of bottles from the above estimates at $53.75/M) in three equal monthly installments to be paid within ninety (90) days after the last date of the initial three-year contract period. Upon payment in full, Buyer will own the above referenced blow molds.

         3. Quantity pricing listed for the bottles as outlined below is based on Buyer's estimated annual requirement forecast of 326,000 375 ml and 1,300,000 750 ml and is firm (based on costs as of June 9, 1997) for the first year with the exception of PET

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                  material and packaging supplies (labels, corrugated, etc.).
                  Any changes in the cost of these items will be passed on to the Buyer with 30 day written notification.

                           375 ML, 32 gram clear OPET wine-style bottle with 28/400mm neck finish, bulk palletized in 410 pack customer provided tier sheets.

                           FOB Plastipak Plant                                      $163.48/M
                           Delivered to Mansfield, OH (Freight:$1.24/M)             $164.72/M
                           Delivered to Kent, WA (Freight: $22.17/M)                $185.65/M

                           750 ML, 47 gram clear OPET wine-style bottle with 28/400mm neck finish, bulk palletized in 216 pack customer provided tier sheets.

                           FOB Plastipak Plant                                      $212.76/M
                           Delivered to Mansfield, OH (Freight: $2.10/M)            $214.86/M
                           Delivered to Kent, WA (Freight: $37.58/M)                $250.34/M

         Delivered prices apply to truckload quantities only (loads may be mixed). In order to be competitive with regard to freight, the method of shipment for loads from Medina, OH to Kent, WA will be intermodal or by similar method. Thus, sufficient lead time will be provided to Seller when issuing releases for shipments to Kent. If another method of shipment is requested by Buyer, an upcharge based on actual cost will apply and be passed on to the Buyer.

         Upon reasonable notification from the Buyer, Seller agrees to warehouse up to one full truckload of 750ML bottles and one-half truckload of 375 ML bottles on the floor throughout the contract period based on Buyer's reasonable forecasts.

         New trays will be provided by Buyer to Seller on a backhaul basis. No used trays will be backhauled to Seller. Pal lets are to be provided by Buyer to Seller for shipments to be sent by Seller to Mansfield and Kent. Seller will deliver bottles on standard GMA 4-way entry #1 hardwood pallets only; such pal lets will be provided by Buyer and supplied to Seller on a timely basis.

         Payment terms are net thirty (30) days from receipt of invoice. Buyer agrees to pay an interest charge of 1-1/2% per month for all payments that are not paid within 45 days of the date of invoice. Additionally, if Buyer fails to pay an invoice when due, Seller may suspend further delivery until all past-due indebtedness of Buyer has been paid in full and, if the default in payment continues thirty (45) days or more, Seller may immediately terminate this Agreement. Seller will not be liable for any delays or failures in delivery due to circumstances beyond its reasonable control. Buyer will not be liable for delays in the delivery of timely payments due to delivery circumstances beyond Buyer's reasonable control (e.g., mail strikes). If in the reasonable opinion of Seller the credit of Buyer becomes impaired so that buyer cannot or will not pay its bills when due, Seller may at any time suspend further deliveries except for cash in advance.

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         Any change in the mutually agreed specifications for corrugated and/or packaging that results in an increase or decrease in the above costs will be passed on to Buyer with container production utilizing the new specified components.

         4.       Material cost adjustment will be based on the following:

                  Resin Escalator/De-escalator
                  ----------------------------
                  375 ML Bottle price will be adjusted by $.80/M for each $.01/1b. change in PET resin pricing.

                  750 ML Bottle price will be adjusted by $1.18!M for each $.01/lb. change in PET resin pricing.

                  Gram Weight Change
                  ------------------
                             Bottle price will be adjusted by $1.35/M for each one gram change in bottle weight.

         5. Seller has right of first refusal to supply any alternative package either in size or design that may replace or adversely affect the volume of items to be purchased by the Buyer under this Agreement.

         6. The rights and duties under this Agreement are not assignable or delagable by either party without the other party's prior written consent which will not be unreasonably withheld; except that the rights and duties under this Agreement shall inure to the benefit of the heirs, successors or permitted assigns of this Agreement. In addition, any sale by Buyer of all or a portion of the business to which this Sales Agreement refers, requires an assignment and acceptance by the intended purchaser of such business.

         7. This Agreement may not be modified except by a writing signed by a duly authorized representative of both parities.

         8. Waiver by either party of nonperformance or any breach of this Agreement shall not be deemed to constitute a waiver for any future nonperformance or other breach of the same or any other provision.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the 7th day of October, 1997.

STEARNS & LEHMAN, INC.                         PLASTIPAK PACKAGING, INC.
By:    /s/ John A. Chuprinko                   By:    /s/ J. Ronald Overbeck
    ----------------------------                   ----------------------------
Title:  Chief Financial Officer                Title:  Vice President
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Date:   October 2, 1997                        Date:   October 7, 1997
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